Exhibit 10.19

2006 COMVERGE, INC. LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of the              day of             , 2006 (“Grant Date”), between Comverge, Inc., (the “Company”), and              (“Participant”) pursuant to the terms of the 2006 Comverge, Inc. Long-Term Incentive Plan (the “Plan”). All capitalized terms used but not defined herein shall have the meanings set forth therefore in the Plan.

1.	Grant of Option. To carry out the purposes of the Plan, by affording Participant the opportunity to purchase shares of common stock, $0.001 par value per share of the Company (“Common Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company hereby grants to Participant the right and option (“Option”) to purchase all or any part of an aggregate of shares of Common Stock, effective as of the Grant Date on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. The Plan and this Option shall be administered by the Plan Committee. [This Option shall be treated as a Performance Award pursuant to section 7.2 (b) (xxi) of the Plan.] This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the ”Code”).

2.	Purchase Price and Term. The purchase price of Common Stock purchased pursuant to the exercise of this Option shall be $ per share. Unless sooner terminated as provided herein, this Option shall expire if not exercised within ten (10) years from the Grant Date.

3.	Exercise of Option. This Option shall be exercisable[, prior to termination,] in the manner described below:

[INSERT VESTING SCHEDULE FROM ALTERNATIVES ATTACHED]

provided, however, that this Option may be exercised only prior to its expiration date and, except as otherwise provided below, only while Participant remains an Employee, Service Provider or Non-Employee Director of the Company. This Option will terminate and cease to be exercisable upon Participant’s termination of employment or separation from service with the Company, except that

(a)	if Participant’s employment with the Company terminates by reason other than death, Disability or Cause, all Options exercisable immediately prior to such termination may be exercised for a period after termination that shall end on the earlier of (i) the expiration date set forth in this Agreement or (ii) the date that occurs three (3) months after such termination date.

(b)	if Participant’s employment with the Company terminates by reason of death or Disability, all Options, whether or not exercisable immediately prior to Participant’s Disability or death, may be exercised for a period of 12 months following such termination;

(c)	except as provided in (b) above, any Options that are not exercisable immediately prior to Participant’s termination of employment or service shall terminate immediately upon Participant’s termination of employment or service; and

(d)	all Options, whether or not exercisable immediately prior to Participant’s termination of employment or service shall terminate as of 12:01 a.m. on Participant’s last date of employment or service if Participant’s employment or service with the Company is terminated for Cause.

Notwithstanding the foregoing, the Plan Committee shall have the discretion to provide that the Options may be exercised prior to the dates set forth above and for the continuation of any Options for any period following termination of employment, but not to exceed the term of the Option, upon such terms and conditions as may be determined by the Plan Committee in its sole discretion. Further notwithstanding the foregoing, the Options may be accelerated or terminated in accordance with the terms of the Plan.

4.	[Special Termination. This Option shall terminate at 5:00 p.m. Eastern Time on March 15, 2007, if at or prior to such time the Company has not consummated a firm commitment underwritten public offering of shares of Common Stock; provided, however, the Plan Committee shall have the discretion to cancel the application of this section prior to termination with respect to this Option. Termination of this Option pursuant to this section shall have no effect on any shares of Common Stock issued pursuant to an exercise of this option prior to termination.]

5.

Manner of Exercise. In order to exercise this Option, the Participant shall deliver to the Chief Financial Officer or other designated officer of the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Plan Committee, any required withholding taxes. The payment of the exercise price for each Option shall be either in cash or by check payable and acceptable to the Company; provided, however, payment of the exercise price and/or withholding may be made in accordance with the terms of the Plan by (x) tendering to the Company shares of Common Stock having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and the amount required to be withheld, or (y) the Company may deliver certificates for the shares of Common Stock for which the Option is being exercised to a broker for sale on behalf of Participant, provided that Participant has irrevocably instructed such broker to remit directly to the Company on Participant’s behalf from the proceeds of such sale the full amount of the exercise price, plus all required withholding taxes. In the event that Participant, with the consent of the Plan Committee, elects to make payment as allowed under clause (x) above, the Plan Committee may, upon confirming that Participant owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option, less the number of shares being tendered upon the exercise, and return to Participant (or not require surrender of) the certificate for the shares being tendered upon the exercise.

6.	Service Relationship. For purposes of this Agreement, Participant shall be considered to be in the service of the Company as long as Participant remains an Employee, Consultant or Non-Employee Director of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a separation from service, and the cause of such separation, shall be determined by the Plan Committee in its sole discretion, and its determination shall be final.

7.	Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option results in compensation income to Participant for federal or state income or employment tax or withholding purposes, Participant shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and if Participant fails to do so, the Company is authorized to withhold from any cash or Common Stock remuneration then or thereafter payable to Participant any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any withholding requirement out of any cash or shares of Common Stock distributable to Participant upon such exercise.

8.	Reorganization of the Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, whether of a similar character or otherwise.

9.	Recapitalization Events. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, and the exercise price of the Option shall be adjusted as deemed necessary or appropriate in the sole discretion of the Plan Committee to prevent enlargement or dilution of Participant’s rights under this Agreement.

10.	Transfer of Option. Except as provided herein or in the Plan, all rights granted hereunder shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant or, in the case of the Participant’s death or incapacity, by the Participant’s guardian or legal representative. No transfer of this Option shall be effective unless the Plan Committee receives prior written notice of the terms and conditions of any intended transfer, determines that the transfer complies with the requirements imposed hereunder with respect to Option transfers and approves the transfer. Any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of this Option that does not satisfy the requirements set forth hereunder shall be void and unenforceable against the Company.

11.	[Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Noncompetition Period” means the period beginning on the date of this Agreement and ending one year after the date Participant’s employment with the Company ends or is terminated for any reason.

(b) “Restricted Activities” means the provision of [services] similar to the services Participant provides to the Company [during [the last three years of] Participant’s employment with] the Company.

(c) “Restricted Business” means the business of providing energy load control or demand response products and services, energy capacity, or advanced metering solutions which Participant acknowledges and agrees is the business in which the Company is engaged.

(d) “Territory” means the [United States of America/[list particular states]], which Participant acknowledges is [included within] the geographic scope of the Company’s business and is the territory for or in which Participant performs services for the Company.

12.	Non-competition. As consideration for the Option granted to Participant herein, Participant hereby covenants that he will not, within the Territory and during the Noncompetition Period, without the prior written consent of the Company, engage in any Restricted Activities for or on behalf of any corporation, partnership, venture or other business entity which is engaged in the Restricted Business.

13.

Reasonable And Necessary Restrictions. Participant acknowledges that during the course of his employment with the Company he has received and will receive and has had and will have access to Confidential Information and Trade Secrets of the Company (as defined in the Proprietary Information and Inventions Agreement between Participant and the Company), including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and, accordingly, he is willing to enter into the covenants contained in this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests. Participant acknowledges that the restrictions, prohibitions and other provisions in this Agreement are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to provide Participant with the Option. Participant acknowledges and agrees that any breach of this Agreement by Participant will cause the Company irreparable injury for which money damages would be insufficient. As a result, Participant covenants and agrees that, in addition to all other remedies available to it, the Company shall be entitled to injunctive relief, without the necessity of posting a bond, to enjoin any breach or threatened breach of this Agreement.]

14.	Current Employment. Participant shall not, during his employment with the Company, engage in any work or other activity as a principal, agent, consultant, employee, or otherwise, in any field or fields related to the Company’s business, without first obtaining the written consent of the Company.

15.	Nature Of Employment. Participant understands and agrees that nothing in this Agreement is intended to or shall be interpreted as creating employment for a specified period of time. No act, statement or conduct, of any nature whatsoever, of any representative of the Company shall alter the nature of Participant’s employment, unless it is in writing and signed by an authorized representative of the Company.

16.	Amendment; Waiver. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto. Any waiver by any party or consent by any party to any breach of or any variation from any provision of this Agreement shall be valid only if in writing and only in the specific instance in which it is given, and such waiver or consent shall not be construed as a waiver of any subsequent breach of any other provision or as a consent with respect to any similar instance or circumstance.

17.	Severability. If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

18.	Certain Restrictions. By executing this Agreement, Participant acknowledges that Participant will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with this Agreement, the securities laws or any other applicable laws, rules or regulations, or the terms of the Plan. Upon exercise, the Common Stock received by the Participant shall be subject to any then applicable shareholders’ agreement of the Company.

19.	Amendment and Termination. Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Company without the written consent of the Participant.

20.	No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

21.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all as of the day and year first above written.

COMVERGE, INC.

By:	Date:
PARTICIPANT:

Date:

VESTING SCHEDULE ALTERNATIVES

1.	New Employee Vesting

a.	25% of total grant vests 1 year after grant date

b.	Remaining grant vests in 12 equal quarterly installments

2.	12 Equal Quarter Vesting

a.	Entire grant vests in 12 equal quarterly installments beginning 90 days after grant date

3.	General Vesting

a.	Entire grant vests in 16 equal quarterly installments beginning 90 days after grant date

4.	General Vesting - Forfeitable

a.	Entire grant vests in 16 equal quarterly installments beginning 90 days after grant date

b.	All or portion of grant is forfeitable based on specific criteria for each employee

5.	Board = 8 Qtrs

a.	Entire grant vests in 8 equal quarterly installments beginning 90 days after grant date

6.	Board = 4 Qtrs

a.	Entire grant vests in 4 equal quarterly installments beginning 90 days after grant date

7.	Half Upon Issuance

a.	Half of grant is vested upon issuance

b.	Remaining half of grant vests in 8 equal quarterly installments beginning 90 days after grant date

8.	Immediately

a.	Entire grant vests immediately

9.	One-Third for 3 years

a.	1/3 of grant vests on each annual anniversary date of grant; beginning on first annual anniversary of grant